Exhibit 10.25

INTELLECTUAL PROPERTY AND

DISTRIBUTION AGREEMENT

THIS INTELLECTUAL PROPERTY AND DISTRIBUTION AGREEMENT (“IP Agreement”) is entered into as of the 14th day of March, 2023 (“Effective Date”), by and between, on the one hand, MULLEN AUTOMOTIVE, INC. (“Mullen”), a Delaware corporation, and, on the other hand QIANTU MOTOR (SUZHOU) LTD., a limited liability company registered in the Peoples Republic of China, CH-AUTO TECHNOLOGY CO. LTD., a limited liability company registered in the Peoples Republic of China, and BEIJING U-WATER INVESTMENT CO., LTD., a limited liability company registered in the Peoples Republic of China (collectively, each of Qiantu, CH-Auto, and Beijing U-Water are sometimes referred to herein as “Qiantu”). Each of the foregoing may be individually referred to as a “Party” and collectively referred to as the “Parties.”

WITNESSETH:

WHEREAS, Qiantu owns or controls certain intellectual property rights pertaining to the electric high performance sports car known as the “Qiantu K-50,” and Qiantu desires to collaborate with Mullen in order to manufacture and sell the Qiantu K-50 throughout the Territory (defined below); and

WHEREAS, Mullen is a licensed electric vehicle manufacturer that is in the business of, among other things, providing engineering support, assembling, and distribution of high performance electric vehicles;

WHEREAS, Mullen and Qiantu desire to enter into this IP Agreement to facilitate assembly, manufacture, and sale of the Qiantu K-50 throughout the Territory upon the mutually agreed terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.01 As used in this Agreement, the following capitalized terms shall have the following meanings:

(a)	“Days” shall mean consecutive calendar days.

(b)	“Deliverables” shall mean the products and information needed to complete the homologation process which is specifically listed on Schedule1.01.

(c)	“Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint-stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(d)	“Third Party” shall mean any Person other than the Parties and their respective parents, subsidiaries and affiliates.

(e)	“Vehicle Trademarks” shall mean the trademarks listed in Schedule 7.02.

(f)	Certain Additional Definitions. As used in this Agreement, “herein,” “hereunder” and “hereof” shall refer to this Agreement as a whole, and “including” shall mean “including but not limited to” and “including, without limitation.”

(g)	“Confidential Information” means any commercially sensitive and non-public information, including, without limitation, information relating to the Parties’ respective inventions, technological developments, "know-how", business practices and plans, business strategies, marketing strategies, financial information, technical information, systems information, customer information, consumer research, information processing, delivery systems, product development, service development, file data, documentation, know how, processes, formulas, models, proprietary information and employee files, and trade secrets. Hereafter, the Party in the position of disclosing Confidential Information to the other of them is referred to as the “Disclosing Party,” while the recipient of such Confidential Information is referred to as the “Receiving Party.” The term “Confidential Information” shall not apply to: (1) information that, at the time of disclosure by the Disclosing Party to the Receiving Party, is published, known publicly or is otherwise in the public domain, unless by a third party who is under any obligation of confidence or secrecy to the Disclosing Party; (2) information that, after disclosure to the Receiving Party by the Disclosing Party, is published or becomes known publicly or otherwise becomes part of the public domain, through no fault of the Receiving Party or a third party who is under any obligation of confidence or secrecy to the Disclosing Party; (3) information that, prior to the time of disclosure to the Receiving Party by the Disclosing Party, is known to the Receiving Party, as evidenced by its written records, other than through a third party who is under any obligation of confidence or secrecy to the Disclosing Party; or (4) information that has been or is disclosed to the Receiving Party in good faith by a third party who was not, or is not, under any obligation of confidence or secrecy to the Disclosing Party at the time the third party discloses to the Receiving Party; (5) information that is independently developed by or on behalf of the Receiving Party, without reliance on the Confidential Information received hereunder.

(h)	“Intellectual Property” means discoveries and inventions (patentable or not), issued patents and patent applications, designs (registered or not), trademarks (registered or not), trade dress (registered or not), copyrights (registered or not), mask works, know-how, trade secrets (including, without limitation, specifications, designs, plans, computer programs in source and object code, flowcharts, diagrams, drawings, marketing data, financial data, testing data and other competitively sensitive information), moral rights, author rights, Internet domain names, database rights, utility models, statutory invention registrations, invention disclosures, industrial designs, innovations, ideas, applications or improvements, continuations, continuations-in-part, divisional, rights in trade dress and packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals, and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, county or jurisdiction, or whether they arise under applicable international laws, treaties and conventions.

(i)	“Vehicle Intellectual Property” means all Qiantu Intellectual Property comprehending the Vehicles, including Qiantu Intellectual Property embodied in the Deliverables, and without a license to which Vehicle Intellectual Property Mullen would be subject to a claim in the Territory for violation of Qiantu’s intellectual property rights.

(j)	“Vehicle Patents” means all Qiantu patents and patent applications in the Territory which comprehend Vehicle Intellectual Property.

(k)	“Territory” shall mean North America (including Canada, Mexico, and the United States of America) and South America. At this time, Qiantu has not entered into an agreement with a third party to sell the K-50 in Europe. If Qiantu is presented with an offer from a third party, for the sale/distribution in Europe, Qiantu is amendable to discussing with Mullen opportunities to collaborate in the sale/distribution of the K-50 in this region. This shall not be considered a contractually binding commitment for such rights, but shall be a statement of Qiantu’s good faith to carry on such communication for future business opportunity.

(l)	“Vehicle” or “Vehicles” means and refers exclusively to Qiantu’s pure electric high-performance sports car, known as the “Qiantu K-50” and the appearance of which is exemplified in U.S. Design Patent D904230, to be homologated for distribution in the Territory pursuant to this Agreement under the Vehicle Intellectual Property, including the Vehicle Trademarks and Vehicle Patents.

(m)	“Vehicle Kit” means a semi-knocked down and/or completely knocked-down kit for assembling a complete, Homologated Vehicle. “Vehicle Kits” is the plural form of Vehicle Kit.

(n)	“Homologation Kit” means a semi-knocked down and/or completely knocked-down kit of the Vehicle, as it exists as of the Effective Date, suitable for homologation. “Homologation Kits” is the plural form of Homologation Kit.

(o)	“Homologated Vehicle” means the Vehicle as homologated by Mullen pursuant to this Agreement. “Homologated Vehicles” is the plural form of Homologation Vehicle.

All other capitalized terms not defined herein shall have those meanings ascribed to them by the context or the reference of the sentences in which such term appears.

ARTICLE I
OBLIGATIONS OF QIANTU

1.01 Initial Deliverables:

(a)	Upon receipt of the settlement payment as described in Section 2.01 of the Settlement Agreement entered into by and between Mullen Technologies, Inc. and Qiantu Motor (Suzhou) Ltd. and Qiantu Motor USA, Inc., Qiantu shall make available for transfer to Mullen two fully assembled K50 vehicles. Before the vehicles may be transferred to Mullen, Mullen shall pay the amount of $104,100 USD as consideration for the vehicles, and such purchase price payment may be included in Mullen’s payment of the settlement payment. Mullen shall be responsible for all handling and shipping costs, tariffs, export and import fees, special duties, regulatory fees and insurance costs or costs of any kind associated with delivery of the vehicles to Mullen and transportation from China to the U.S.;

(b)	Within 60 days after the Effective Date of this Agreement, Qiantu shall provide Mullen with the Deliverables stated in Schedule 1.01 and according to the provisions of Section 3.02.

1.02 Following initial engineering for planned homologation by Mullen, Qiantu shall provide no less than 100 Homologation Kits, upon Mullen’s written request therefor, which Homologation Kits Mullen shall use to assemble vehicles to be modified and crash tested per United States homologation requirements. The Homologation Kits comprehended by this Section 1.02 shall be provided to Mullen within 120 days after Mullen makes a down payment of 70% towards the Purchase Price as described in Section 1.03. The remaining 30% of the Purchase Price shall be paid prior to the Homologation Kits depart the China seaport for shipment to Mullen.

1.03 During the Term of this Agreement, Qiantu shall sell to Mullen the Homologation Kits, individual component parts of Homologation Kits (“Homologation Parts”), and Vehicle Kits USD FOB China seaport in accordance with the schedule attached as Schedule 1.03 (“Purchase Price”). For each and every purchase of Vehicle Kits, Homologation Parts, and Homologation Kits under this Agreement, Mullen must, for any single order, order a minimum of 50 Vehicle Kits, Homologation Parts, and/or Homologation Kits; all orders for Vehicle Kits, Homologation Parts, and/or Homologation Kits require a 70% down payment towards the Purchase Price. The remaining 30% of the Purchase Price shall be paid prior to the Homologation Kits, Homologation Parts, and/or Vehicle Kits departing the China seaport for shipment to Mullen. All shipments of the Homologation Kits, Homologation Parts, and Vehicle Kits under this Agreement shall be FOB China port.

ARTICLE II
OBLIGATIONS OF MULLEN

2.01 Homologation Requirements Study. Mullen shall have 120 days after execution of this Agreement to perform a homologation requirements study, which includes a business case setting forth timing to implement launch of the Vehicle in the Territory. Additionally, the business case will include Mullen’s identification of requirements it may have of Qiantu, such as required engineering support and components of the Vehicle to include in the Vehicle Kits.

2.02 Cancelation of Agreement. In the event that the homologation requirements study does not support that assembling, manufacturing, and/or selling the Vehicles in the Territory is a commercially viable and profitable venture for Mullen, within 30 days thereafter, Mullen shall provide written notice to Qiantu canceling this Agreement and Mullen will have no further obligations to fulfill under this Agreement. For the avoidance of doubt, the determination to cancel this Agreement in view of the homologation requirements study is Mullen’s independent decision.

2.03 Initial Homologation and Pre-Production. If Mullen does not cancel this Agreement pursuant to Section 2.02, Mullen shall have up to 1,095 days (approximately 36 months) immediately following the 30 day cancelation period of Section 2.02 to complete the homologation of the Vehicles and be capable of assembling, manufacturing, and selling the Homologated Vehicles in the Territory in compliance with all applicable laws and regulations, including without limitation safety and emissions standards (the “Homologation Period”). Within the Homologation Period, Mullen shall take all steps necessary to prepare the Vehicles to meet all regulatory standards, rule and requirements to drive the vehicle on public roads within the Territory and prepare all manufacturing facilities to assemble and produce the Homologated Vehicles for sale in the Territory in its own production facilities. Mullen shall bear sole responsibility to manage the homologation and pay for all costs to homologate the Vehicles, but it may contract with Qiantu separately to provide engineering support, as needed and determined solely by Mullen. If homologation of the Vehicles requires modification to the tooling therefor, Qiantu agrees to make changes to existing tooling or make new tooling, at Mullen’s sole expense. Whether to change existing tooling or make new tooling will be a decision undertaken by Qiantu according to its sole and absolute discretion.

2.04 Production Period. Within 120 days after Mullen successfully homologates the Vehicle for the Territory, but not later than the expiry of the Homologation Period, Mullen shall commence assembling and selling the Homologated Vehicles from its United States manufacturing facilities and shall continue such assembly and sales activities thereafter for a term of five (5) years (“the Production Period”). For clarity, the Production Period shall commence on the date that the first Homologated Vehicle assembled by Mullen is transferred to a Third Party for consideration, but not later than the first day after expiry of the Homologation Period (i.e., at the latest, 601 days after the Effective Date). During the Production Period, Mullen shall purchase from Qiantu Vehicle Kits as follows:

(a)	1st Full Year of Production Period: Not less than 300 Vehicle Kits

(b)	2nd Full Year of Production Period: Not less than 500 Vehicle Kits

(c)	3rd Full Year of Production Period: Not less than 1,000 Vehicle Kits

(d)	4th Full Year of Production Period: Not less than 1,000 Vehicle Kits

(e)	5th Full Year of Production Period: Not less than 1,000 Vehicle Kits

All Vehicle Kits Mullen acquires from Qiantu pursuant to this Section 2.04 must be assembled into Homologated Vehicles sold within the Territory and/or used for warranty and replacement parts for Homologated Vehicles sold within the Territory pursuant to this Agreement. For the avoidance of doubt, Mullen may not use the Vehicle Kits, or any components thereof, in the assembly or manufacture, or repair of any product other than the Vehicles.

2.05 Post Production Period. Immediately following the conclusion of the Production Period, and provided that Mullen is not then in breach of this Agreement, the license of Section 4.02 shall become effective, such that Mullen shall be permitted from that date forward to manufacture and sell Homologated Vehicles without having to acquire Vehicle Kits from Qiantu. If Mullen is in breach of this Agreement at the time the license of Section 4.02 is scheduled to take effect, then that license shall not take effect until such breach is completely cured at Mullen’s expense.

2.06 Manufacture; Quality Control; Warranty and Liability Claims. In the Territory, Mullen shall, except as otherwise expressly provided herein, assume full responsibility for the manufacture of Homologated Vehicles, for the maintenance of reasonable quality control standards, and for all warranty and liability claims by any Third Party with respect to the manufacturing of the Homologated Vehicles.

2.07 For the avoidance of doubt, if for any reason a current Qiantu supplier does not agree to sell any part to Qiantu or Mullen, Mullen reserves the right to go directly to such Qiantu supplier or to another supplier to purchase the part; provided, however, that: (i) prior to the conclusion of the Production Period, Mullen may not purchase parts from any supplier that has not been pre-approved in writing by Qiantu, which pre-approval will not be unreasonably withheld; and (ii) after conclusion of the Production Period, Mullen may not purchase parts from any supplier outside of the Territory that has not been pre-approved in writing by Qiantu, which pre-approval will not be unreasonably withheld.

ARTICLE III

PAYMENT OBLIGATIONS OF MULLEN

3.01 Stock Consideration. Upon execution of this IP Agreement, Mullen shall issue to Qiantu warrants to purchase up to 65,000,000 shares of Mullen Automotive, Inc.’s common stock (NASDAQ:MULN) (the “Warrants”). The Warrants shall be exercisable at Qiantu’s discretion commencing at any time from September 30, 2023 up to and including September 30, 2024 (the “Exercise Period”). The strike price of the Warrants (the “Strike Price”) shall be equal to 110% of the market price of Mullen’s shares at close of trading on the Effective Date of this Agreement; provided, however, that if the Nasdaq exchange is not open or operational on the Effective Date, the Strike Price shall be determined using the closing price of Mullen’s shares on the last trading day immediately preceding the Effective Date. The Warrants shall have the other terms and features as set forth in the Form of Warrant included in this Agreement as Schedule 3.01. Upon exercising the Warrants, Qiantu shall pay in U.S. dollars the Strike Price in advance of receipt of the shares of Mullen’s common stock. To the Extent that the Warrants are exercised by Qiantu within the Exercise Period, Mullen shall as soon as reasonably practicable thereafter register for resale the shares of common stock purchased by Qiantu and underlying the Warrants.

3.02 Deliverables Provision and Payment. Within 60 days from the Effective Date Qiantu shall make the Deliverables available to Mullen for viewing via a data room (equipped to view all two dimensional and three dimensional data) hosted by Qiantu’s counsel as specified in Section 12.02. Qiantu shall notify Mullen in writing of the availability of the Deliverables in the data room and Mullen shall thereafter have 5 days in which to view the Deliverables and notify Qiantu in writing of any discrepancies between the Deliverables of Schedule 1.01 and the Deliverables in the data room. If Mullen provides no such written notice then the Deliverables shall be deemed accepted by Mullen as of the following day. Mullen shall then have 5 days from the date of acceptance in which to pay Qiantu $2,000,000.00 USD (“Deliverables Payment”) in accordance with instructions from Qiantu. Immediately upon receipt of the Deliverables Payment Qiantu shall direct its said counsel to provide Mullen with full access to download the Deliverables from the data room.

3.03 Royalty. In addition to Purchase Price of the Vehicle Kits, Mullen shall pay to Qiantu a royalty fee of $1,200 for each Homologated Vehicle sold in the Territory during the Term (“the Royalty”). All Royalties will be paid on a quarterly basis during the Term, with the first payment due 60 days after the first sale of a Homologated Vehicle in the Territory. Thereafter, the payment shall be made by the 25th of month following the end of the calendar quarter. Mullen shall keep true accounts of the numbers of Homologated Vehicles sold in the Territory, and shall deliver to Qiantu, concurrent with its Royalty payments, a written account of the number of Homologated Vehicles sold in the Territory for the period corresponding to the accompanying Royalty payment (“the Royalty Report”). Each Royalty Report shall set forth the calculation of the Royalties due, including the number of Homologated Vehicles sold during the applicable period. Royalties shall be payable in US Dollars. Qiantu shall have the right upon reasonable notice not more twice per year to have an independent auditor examine the books and records of Mullen to ensure compliance with the payment provisions of this Agreement. Underpaid amounts shall be paid applying a late fee of 1.5% above the prime rate per month (according to the Wall Street Journal on the date that the amount in question became overdue) from original due date until all overdue amounts, including accrued late charges, are paid in full. If Mullen has underpaid the amount due for any period by more than five percent (5%) of the amount due, then Mullen shall pay for that audit and the next two subsequent audits. Mullen shall retain all records relating to or underlying each Royalty Report until a date that is five (5) years after termination of this Agreement.

ARTICLE IV
INTELLECTUAL PROPERTY LICENSE

4.01 Subject to the other terms of this Agreement, Qiantu hereby grants to Mullen, for the Homologation and Production Periods, (i) an exclusive right to use the Deliverables in the Territory only in connection with the homologation and manufacture of the Homologated Vehicles from Vehicle Kits and Homologation Kits, (ii) an exclusive license to use the Vehicle Trademarks in commerce in the Territory in connection with the Homologated Vehicles assembled from Vehicle Kits, and (iii) an exclusive license to the Vehicle Patents in the Territory only in connection with the homologation and manufacture of the Homologated Vehicles from Vehicle Kits and Homologation Kits.

4.02 Effective immediately following the end of the Production Period and subject to the other terms of this Agreement, Qiantu grants to Mullen, for the Term, (i) an exclusive right to use the Deliverables in the Territory only in connection with the manufacture and sale of the Homologated Vehicles, (ii) an exclusive license to use the Vehicle Trademarks in commerce in the Territory in connection with the Homologated Vehicles, and (iii) an exclusive license to the Vehicle Patents only in the Territory in connection with the manufacture and sale of the Homologated Vehicles.

4.03 To the extent Mullen works directly with a pre-approved supplier to source Vehicle parts pursuant to Section 2.07, Qiantu hereby covenants not to bring any claim against such supplier(s) for infringement of any Qiantu Intellectual Property in respect of such sourced parts.

ARTICLE V
INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

5.01 Mullen will mark with the applicable patent numbers of any Vehicle Patents covering the Homologated Vehicles in accordance with the laws of countries in the Territory where Homologated Vehicles are sold or offered for sale.

5.02 During the Term, Qiantu shall be solely responsible to maintain all Vehicle Patents and all registrations for Vehicle Trademarks.

5.03 Except as specified in Section 5.05 below, the Parties agree that any and all Intellectual Property developed, made, conceived and/or reduced to practice solely by Mullen, its officers, employees, and/or third party independent contractors in connection with homologation of the Vehicle (hereafter “the Homologation Intellectual Property”) is and shall be the property of Mullen. Mullen shall promptly report to Qiantu the existence of all Homologation Intellectual Property. For the Term of this Agreement, Mullen hereby grants, and agrees to grant, to Qiantu, a royalty-free license to any and all Homologation Intellectual Property that is incorporated in Vehicles in the Territory.

5.04 No rights are granted to Mullen to use the Vehicle Intellectual Property, including the Deliverables, to make, sell, offer for sale, or import into the Territory any other vehicles except the Homologated Vehicles.

5.05. The Parties acknowledge that changes to the external appearance of the Vehicle may be necessary to homologate the Vehicle. In the event homologation necessitates any such changes to the Vehicle, Mullen shall promptly bring the same to the attention of Qiantu for review and approval, which approval shall not be unreasonably withheld. Apart from such changes in the external appearance of the Vehicle necessitated by homologation, Mullen shall make no changes to the external appearance of the Vehicle without the prior written approval of Qiantu. Any and all Intellectual Property developed, made, conceived and/or reduced to practice, whether solely or jointly, by Mullen, Qiantu, their officers, employees, and/or third party independent contractors in connection with any changes to the external appearance of the Vehicle contemplated by this Section 5.05, whether during the Homologation Process or at any other time during the Term, is and shall be the property of Qiantu and Mullen, jointly. The Parties shall promptly report to each other the existence of all such Intellectual Property. The Parties shall make such assignments to each other as required to transfer joint ownership rights in such Intellectual Property as comprehended by this Section 5.05, and shall do such other acts as may be required to perfect their joint interests and rights in such Intellectual Property, including without limitation in connection with the pursuit of any patent applications. The Parties shall each secure suitable agreements from all of its officers, employees, and/or independent third party contractors in order to effectuate the purposes of this Section 5.05.

ARTICLE VI
CONFIDENTIALITY

6.01 During the Term, the Parties may be privy to each other’s Confidential Information. Confidential Information will be kept in confidence by the Receiving Party and the Receiving Party will not, without the prior consent of the Disclosing Party, disclose Confidential Information to any third party, or use, directly or indirectly, Confidential Information for any purpose, including, without limitation, for any independent commercial gain.

6.02 Except as to Confidential Information included in the Vehicle Intellectual Property, Mullen acknowledges and agrees that nothing in this Agreement conveys, or is intended to convey, to Mullen any right, title, interest or license in any Confidential Information or intellectual property rights of Qiantu, all of which rights shall remain the sole property of Qiantu.

6.03 The Parties acknowledge and agree that if they breach their obligations hereunder with respect to Confidential Information, the Disclosing Party will suffer irreparable harm and, accordingly, in addition to any other remedies available for such breach, including the recovery of damages, the Disclosing Party shall be entitled to an injunction restraining the Receiving Party from such breach.

6.04 Upon termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Party any and all materials comprising Confidential Information received from the Disclosing Party.

6.05 Mullen acknowledges that signing of this Agreement will require Mullen to publish mandatory 8k and press releases.

ARTICLE VII
USE OF TRADEMARKS AND NAMES

7.01 To maintain the integrity of the Vehicle Trademarks, Qiantu: (i) shall be permitted to inspect, and must approve, the Homologated Vehicles assembled from Vehicle Kits before the first such Homologated Vehicle is transferred to a customer; and (ii) shall be permitted to inspect, and must approve, the Homologated Vehicles manufactured after the end of the Production Period before the first such Homologated Vehicle is transferred to a customer. Following each such approval, Mullen agrees that the quality of the Homologated Vehicles shall not materially deviate. Mullen agrees that it will make such changes as may be required to ensure the maintenance of Vehicle quality pursuant to this Section 7.01.

7.02 With respect to the Vehicle Trademarks, Mullen shall use at least the trademark of U.S. Registration 5413660 (the Dragonfly trademark) on the Homologated Vehicles and in connection with their promotion and sale in the Territory. Mullen may use any of the other Vehicle Trademarks, at its discretion, according to the terms and conditions of this Agreement.

7.03 Mullen’s use of the Vehicle Trademarks shall be in conformance with such guidelines, specifications, or other requirements of Qiantu as are provided in writing to Mullen (and as the same may be updated from time to time during the Term) (collectively “the Guidelines”).

7.04 Mullen shall permit reasonable inspection of its business(es), during regular business hours, by authorized representatives of Qiantu, at Qiantu’s expense, to ensure compliance with the obligations of this Article VII.

7.05 The form and content of any advertising, marketing, and promotional materials (including any websites or social media platforms) utilizing any of the Vehicle Trademarks must be approved by Qiantu in writing prior to the first commercial use thereof by Mullen. All materials submitted for review and approval by Qiantu as required under this Agreement shall, except as expressly set forth herein, not be unreasonably delayed or withheld by Qiantu and shall be deemed granted if not denied by Qiantu within ten (10) business days after Qiantu’s receipt of such written submission.

7.06 Mullen agrees that it will promptly make any changes required in writing by Qiantu to bring Mullen’s use of the Vehicle Trademarks into conformance with the Guidelines.

7.07 No Use of Party Names. Except as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, or as expressly permitted by this Agreement, neither Party shall use the name of the other Party or the other Party’s directors, officers or employees in any advertising, news release or other unrestricted publication, without the prior express written consent of the other Party.

7.08 Mullen shall provide appropriate notice of Qiantu’s trademark rights in the Vehicle Trademarks wherever practicable.

7.09 The Parties acknowledge that Mullen intends to use the names MULLEN GT and MULLEN GTRS on and in connection with the Homologated Vehicles manufactured and sold by it under this Agreement. Qiantu agrees to this co-branding of the Homologated Vehicles, subject to the other terms and conditions of this Agreement. However, the Parties acknowledge and agree that under no circumstances shall such co-branding give rise to any trade dress or trademark rights in the Homologated Vehicles per se or any rights in any Qiantu Intellectual Property, including the Vehicle Intellectual Property.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.01 Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

(a)	Corporate Existence and Power. Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted.

(b)	Authorization and Enforcement of Obligations. Such Party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)	No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with the Agreement and the performance hereof have been obtained.

(d)	No Conflict. The execution and delivery of the Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, and (b) do not conflict with, or constitute a default under, any of its contractual or other obligations of it.

8.02 Qiantu Representations. Qiantu hereby represents and warrants to Mullen as follows:

(a)	Qiantu has sufficient ownership rights and the authority to grant the licenses or other rights conveyed herein, in particular with respect to the Vehicle Intellectual Property, Vehicle Patents, and Vehicle Trademarks.

(b)	Qiantu further represents and warrants that it has not, and will not during the term of this Agreement and any extensions thereof, take or fail to take any action that would have the effect of materially impairing the rights conveyed to Mullen under Vehicle Intellectual Property.

(c)	Qiantu represents and warrants that the Vehicle Kits manufactured or provided by Qiantu under this Agreement will (i) be in accordance with the specifications and samples for such Vehicle Kits; (ii) free from material defects and merchantable and fit for their intended use; and (iii) when sold, will be free and clear of any liens or encumbrances.

(d)	Qiantu represents and warrants that, to its knowledge, the Vehicle Kits do not infringe the Intellectual Property rights of others.

(e)	Qiantu represents and warrants that Qiantu has suitable supplier contracts and/or relationships to provide Mullen with the Homologation Kits in a manner consistent with this Agreement.

8.03 Nothing in this Agreement may be construed as:

(a)	a warranty or representation by either Party as to the validity or scope of any Intellectual Property comprehended by this Agreement, including Vehicle Intellectual Property, Vehicle Patents, and Vehicle Trademarks;

(b)	an obligation to bring or prosecute actions or suits against third Parties for infringement of any patent;

(c)	granting by implication, estoppel, or otherwise any licenses or rights that are not expressly granted herein.

8.04 EXCEPT AS SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PATENT RIGHTS, THE TRADEMARKS, OR THE LICENSED PRODUCTS. THE PARTIES SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IX
TERM AND TERMINATION

9.01 Unless canceled under Section 2.02 or terminated sooner as provided for herein, this Agreement, including the license rights granted hereunder, shall terminate 15 years following the Effective Date (the “Term”); except that the Term for Articles 6 and 10 shall be indefinite. Upon prior written agreement between the Parties no later than 60 days prior to the termination date, this Agreement may be renewed for like Terms. In addition to termination as otherwise provided herein, in the event Mullen ceases manufacturing or selling Homologated Vehicles for a continuous 90-day period after the Post-Production Period, this Agreement will terminate effective immediately from the end of said 90-day period.

9.02 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and all terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled and apply to respective successors and assigns. Upon termination of this Agreement for any reason, all rights granted to Mullen hereunder, including with respect to any Vehicle Intellectual Property (including any Vehicle Patents and Vehicle Trademarks) shall immediately terminate. Termination of this Agreement shall have no effect on either Party’s control or ownership of its respective intellectual property rights. Mullen acknowledges that Qiantu considers the appearance of the Vehicle to be distinctive and therefore protectable as trade dress. Mullen acknowledges and agrees that its use of the Vehicle Trademarks, as well as its use of the appearance of the Vehicle, during the Term inures to the benefit of Qiantu.

9.03 Termination in Event of Challenge. Qiantu may, in its sole discretion, elect to terminate this Agreement in the event Mullen challenges, or threatens to challenge the validity and/or enforceability of the Vehicle Intellectual Property, or any portion thereof, including any Vehicle Patents or Vehicle Trademarks.

9.04 In the event of a default or breach by either Party of any material representation, warranty or covenant of this Agreement including, without limitation, the failure to make when due any payment owing hereunder, or the making of any knowingly false report, or any other material breach hereof, the non-defaulting Party shall give the defaulting Party written notice of such default, specifying the event causing such default, and if the defaulting Party has not cured the default to the reasonable satisfaction of the non-defaulting Party within thirty (30) days after its receipt of said notice from the non-defaulting Party, then, and in such event, the non-defaulting Party shall have the right and option, in its sole discretion, to elect to terminate this Agreement and the license rights granted hereunder immediately by notice in writing to such effect delivered by the non-defaulting Party to the defaulting Party hereunder.

ARTICLE X
INDEMNIFICATION; LIMITATION ON LIABILITY

10.01 Indemnification by Mullen. Mullen shall indemnify, defend and hold harmless Qiantu and its directors, officers, affiliates, employees and agents (collectively “Agents”) from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) that they may suffer as a result of any claims, demands, actions or other proceedings (collectively, “Actions”) made or instituted by any Third Party against any of them and arising out of (i) any claim that any Homologated Vehicles made, used or sold by or under authority of Mullen is defective, or has caused damage to any Third Party, and (ii) any inaccurate representation or breach of warranty by Mullen.

10.02 Indemnification by Qiantu. Qiantu shall indemnify, defend and hold harmless Mullen and its Agents from all Damages that they may suffer as a result of any Actions made or instituted by any Third Party against any of them and arising out of any inaccurate representation or breach of warranty by Qiantu.

10.03 Indemnification Procedure. If an indemnified Party intends to claim indemnification under this article, it shall promptly notify the indemnifying Party of any Damages or Actions with respect to which the indemnified Party intends to claim such indemnification. The indemnifying Party’s indemnity obligations under this article shall not apply to amounts paid in any settlement if effected without the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnifying Party shall not settle or consent to an adverse judgment in any such Action that adversely affects the rights or interests of the indemnified Party or any if its Agents or imposes additional obligations on the indemnified Party or any of its Agents, without the prior express written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The indemnified Party shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

10.04 IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR DAMAGES IN EXCESS OF THE FEES ACTUALLY RECEIVED BY QIANTU HEREUNDER. HOWEVER, THE LIMITATIONS IN THE PRECEDING TWO SENTENCES SHALL NOT APPLY EITHER TO THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THIS AGREEMENT, TO VIOLATIONS OF QIANTU’S INTELLECTUAL PROPERTY RIGHTS, OR TO BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS.

ARTICLE XI
FORCE MAJEURE

11.01 No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party. This provision shall not apply to payment obligations.

ARTICLE XII
MISCELLANEOUS

12.01 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one Party to the other Party shall be in writing, delivered personally or by electronic mail (and promptly confirmed by personal delivery, first class mail, courier or internationally-recognized delivery service), and addressed to the other Party at the address indicated above, or to such other address as the addressee shall have last furnished in writing to addressor, with copies to their respective attorneys:

If to Qiantu:	Dickinson Wright, LLC 350 S. Main Street, Suite 300 Ann Arbor, MI 48104 Attention: Mark V. Heusel mheusel@dickinson-wright.com

If to Mullen:	Miltner & Menck, APC 402 W. Broadway, Suite 960 San Diego, CA 92101 Attention: William Miltner bill@miltnerlaw.com

Except as otherwise provided in the Agreement, such consent, notice or report shall be effective upon receipt by the addressee.

12.02 Non-Disparagement. Each Party agrees that from and after the Effective Date such Party will not directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of the other Party or their respective management, officers, employees, independent contractors or consultants. Notwithstanding the foregoing, the provisions of this Section 13.02 shall not restrict any Party from providing truthful testimony or information in response to a subpoena or investigation by a governmental authority or in connection with any legal action by such Party against the other Party under this Agreement that is asserted by such Subject Party in good faith. Mullen shall not, during the Term, disparage or challenge the validity of any Intellectual Property owned or licensed by Qiantu (including Vehicle Intellectual Property, Vehicle Patent, and Vehicle Trademarks), nor take any actions that are likely to impair such Intellectual Property.

12.03 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of California, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. Each Party hereby consents to the personal jurisdiction of California, acknowledges that venue is proper in any state or Federal court in California, agrees that any action arising out of or related to this Agreement must be brought exclusively in a state or federal court in California and waives any objection it has or may have in the future with respect to any of the foregoing.

12.04 Export Laws and Regulations. Each Party hereby acknowledges that the rights and obligations of the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each Party shall comply with all such laws and regulations.

12.05 Waivers and Amendments. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto. Failure of any Party to this Agreement to insist in any one or more instances upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver of or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, or of the performance of any other term, covenant or condition of this Agreement, and the obligation of the respective Parties with respect to such future performance shall continue in full force and effect.

12.06 Enforceability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such voidance, invalidity, illegality or unenforceability shall not affect any other of the several provisions of this Agreement and this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein. To the extent permissible under the applicable law, such provision, however, shall be substituted by an economically comparable provision.

12.07 Specific Performance. In the event of any breach of this Agreement, the Parties hereto hereby acknowledge and agree that the remedy at law would be inadequate, and, in such event, in addition to any other remedy provided herein or by law or in equity, the non-breaching Party shall be entitled to specific enforcement of the terms hereof, including, without limitation, appropriate injunctive relief in any court of competent jurisdiction, and that no bond or other security shall be required in connection therewith.

12.08 Entire Agreement. This Agreement, together with the actions and Ancillary Agreements contemplated by Article XIII, and the Exhibit(s), embodies the entire understanding and agreement between the Parties hereto concerning the subject matter hereof, and supersedes all previous agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, including but not limited to any letters of intent, and shall be governed and construed under the laws of the State of California.

12.09 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

12.10 No Assignment. Neither of the Parties hereto shall be entitled to assign or otherwise transfer any of their rights or obligations hereunder, without the prior written consent of the other Party, which shall not be unreasonably withheld.

12.11 Captions. The captions contained in this Agreement are intended only as a matter of convenience and in no way define, limit, extend or describe the scope or intent of the Agreement or any provisions contained herein.

12.12 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Facsimile and electronic signatures shall be treated as original signatures.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of the day and year first above written.

QIANTU MOTOR (SUZHOU) LTD.		MULLEN AUTOMOTIVE, INC.

By:	/s/ Lu Quan	By:	/s/ David Michery
Name:	Lu Quan	Name:	David Michery
Title:	Chairman	Title:	CEO

CH-AUTO TECHNOLOGY CO. LTD.		BEIJING U-WATER INVESTMENT CO., LTD.

By:	/s/ Lu Quan	By:	/s/ Lu Quan
Name:	Lu Qun	Name:	Lu Qun
Title:	Chairman	Title:	Chairma